EXHIBIT 10.9

EXECUTION COPY

SECOND AMENDED AND RESTATED NANO-REFORMULATED COMPOUND

LICENSE AGREEMENT

This Second Amended and Restated Nano-Reformulated Compound License Agreement (this “Agreement”), dated January 27, 2020 (the “Effective Date”), is made by and among iCeutica Inc., a Delaware corporation (“iCeutica Inc.”), its wholly-owned subsidiary iCeutica Pty Ltd., an Australian corporation (together, “iCeutica”), and Zyla Life Sciences US Inc., a Delaware corporation (“Zyla”). iCeutica and Zyla are individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

WHEREAS, iCeutica has proprietary technology, intellectual property and expertise in the nano-reformulation of pharmaceutical compounds. Zyla is a marketer of novel reformulated and repositioned pharmaceutical products. No assignment of the iCeutica IP or iCeutica Technology is contemplated by this Agreement;

Whereas, iCeutica and Iroko Pharmaceuticals, LLC, a Delaware limited liability company (“Iroko LLC”) and Iroko Properties Inc., a British Virgin Islands company (“Properties BVI” and together with Iroko LLC, “Iroko”) entered into that certain Amended and Restated Nano-Reformulated Compound License Agreement dated October 30, 2018 (the “Original License Agreement”);

WHEREAS, in connection with an Asset Purchase Agreement, dated October 30, 2018, Iroko transferred and sold its rights and assets relating to the Selected Compounds (as defined in the Original License Agreement), including the Original License Agreement, to Zyla (f/k/a Egalet US Inc.) and its Affiliates; and

WHEREAS, the Parties now desire to enter into this Agreement to amend certain rights and obligations of the Parties under the Original License Agreement.

Therefore, in consideration of the promises set forth in this Agreement, the Parties agree as follows:

1.            Definitions.

1.1          “Affiliate” means an entity that is controlled by Zyla or iCeutica Inc., as applicable. For this purpose, “control’’ means (i) the power to direct or cause the direction of the management and affairs of the entity, whether by direct or indirect ownership of voting stock, positions on the board of directors, contract, or otherwise; or (ii) ownership of more than fifty percent (50%) of the equity or other ownership interest of the entity.

1.2          “API” means active pharmaceutical ingredient, i.e. the pharmacoactive ingredient in a pharmaceutical product either in a salt-free or salt form, as appropriate for the pharmacoactive ingredient.

1.3          “Combination Product”  means a commercial product with two (2) or more therapeutically active ingredients, one of which is a Licensed Product and the other(s) of which are not Licensed Products.

1.4          “Commercial Ready Grant IP” means Patent Rights or Confidential Information developed as part of Australian Commercial Ready Grant Number COM03690.

1.5          “Confidential Information” means all business, financial and technical information, data, documents and other materials, whether in electronic or physical form or orally disclosed, provided by one Party (“Discloser”) to the other (“Receiver”), but excluding any information that Receiver can demonstrate:

(a)          was public knowledge at the time of disclosure to Receiver;

(b)          became public knowledge without fault by Receiver;

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)          was rightfully in the possession of Receiver prior to its disclosure by Discloser; or

(d)          was disclosed to Receiver from a source not known to Receiver to be under a duty of confidentiality to Discloser.

1.6          “Dollars” or “$” means U.S. dollars.

1.7          “FDA” means the United States Food and Drug Administration.

1.8          “Force Majeure” means an act, event or condition beyond the reasonable control of a Party.

1.9          “iCeutica IP” means Patent Rights, the Marks and iCeutica Technology.

1.10        “iCeutica Technology” means technology owned or controlled by iCeutica and licensable to third parties relating to (i) methods and apparatus for producing APIs [****] and (ii) pharmacoactive compositions of matter [****].

1.11        “Intellectual Property” or “IP” means patents, patent applications and confidential information.

1.12        “Invention” means any invention or discovery conceived, whether or not reduced to practice, as those terms are defined under the patent laws of the United States.

1.13        “Licensed Products” means the Selected Compounds, an aspect of the manufacture, use, offering for sale, sale or importation of which is covered by a pending or issued claim of Patent Rights, and as to any issued claim, the claim has not been held invalid or unenforceable by a court or administrative agency in an unappealed or unappealable decision, disclaimed or admitted to be invalid.

1.14        “Marks” means the trademark SOLUMATRIX for pharmaceutical, medicinal and veterinary preparations, including but not limited to U.S. trademark registration no. 4250536 for SOLUMATRIX, and the trademark FINE PARTICLE TECHNOLOGY for pharmaceutical, medicinal and veterinary preparations, including but not limited to U.S. trademark registration no. 4718272 for FINE PARTICLE TECHNOLOGY.

1.15        “Net Sales” means revenues of Zyla and Zyla Affiliates from the sale or other disposition of (i) Licensed Products or (ii) subject to paragraph 5.3, Combination Products, as the case may be, to a non-Affiliate less:

(a)          payments made or credits allowed for promotional purposes;

(b)          customary allowances, rebates and trade, quantity, cash discounts, including discounts, rebates or other payments required under Medicaid, Medicare or other governmental medical assistance programs, to the extent allowed and taken;

(c)          amounts repaid or credited for rejections or returns; and

(d)          to the extent separately stated on invoices, taxes and other governmental charges levied on the production, sale, transportation, delivery, or use of a product sold by Zyla containing a Licensed Product, paid by or on behalf of Zyla or an Affiliate.

1.16        “Party” or “Parties” means iCeutica Inc., iCeutica and/or Zyla, as applicable.

1.17        “Patent Rights” means: (i) the provisional and utility patent applications listed on Exhibit A, which will be updated periodically upon request by Zyla, to add all additional patents and patent applications included in this definition; (ii) provisional and utility patent applications relating to iCeutica Technology and

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

owned or licensable by iCeutica on or within twenty (20) years after the Effective Date; (iii) any patents or patent applications relating to the Licensed Products; and (iv) reissues, reexaminations, renewals, extensions, divisions, continuations, continuations-in-part and foreign counterparts of and patents which issue on any of the foregoing.

1.18        “Selected Compounds” means: (i) indomethacin, diclofenac and meloxicam; and (ii) homologs, analogs and first order derivatives of, composition of matter modifications of or improvements to (i).

1.19        “Sublicense” means any sublicense or other agreement of Zyla with a non-Affiliate permitting the commercial exploitation of any (i) iCeutica IP or (ii) applicable Third Party IP which is licensed to Zyla and sublicensed by Zyla for the manufacture, use or sale of Licensed Products.

1.20        “Sublicense Revenues” means minimum royalties and all other royalty revenues of Zyla from Sublicenses.

1.21        “Sublicense Net Sales” means revenues of a Sublicensee from the sale or other disposition of (i) Licensed Products or (ii) subject to paragraph 5.3, Combination Products, as the case may be, to an unaffiliated entity, less:

(a)          payments made or credits allowed for promotional purposes;

(b)          customary allowances, rebates and trade, quantity, or cash discounts, including discounts, rebates or other payments required under Medicaid, Medicare or other governmental medical assistance programs, to the extent allowed and taken;

(c)          amounts repaid or credited for rejections or returns; and

(d)          to the extent separately stated on invoices, taxes and other governmental charges levied on the production, sale, transportation, delivery, or use of Licensed Products, paid by or on behalf of a Sublicensee.

1.22        “Third Party IP” means IP related to [****] by a third party during the term of this Agreement and licensable by iCeutica, and including improvements thereof made by iCeutica. There may be multiple Third Party IP opportunities and each shall be treated separately. The SoluMatrixTM technology is not Third Party IP.

1.23        “Third Party Payments” means royalties and other sums payable to a third party with respect to a Licensed Product for the use of the applicable Third Party IP.

2.            Termination and Transfer of Rights to Naproxen.

2.1          As of the Effective Date, the Parties agree that the Selected Compounds shall exclude naproxen (the “Terminated Compound”), which was previously licensed to Zyla under the Original License Agreement.

2.2          Zyla hereby forever and irrevocably assigns to iCeutica all right, title and interest in and to all of Zyla’s assets solely associated with naproxen, including, to the extent owned by Zyla or any of its Affiliates and in the possession or control of it or any of its Affiliates or any of their respective vendors and solely associated with naproxen, pre-clinical and clinical data, study reports, chemistry, manufacturing and control data and records, patent rights, product trademarks (including intent to use applications), regulatory correspondence and filings (such as pre-IND, IND, NDA and pricing/reimbursement submissions) and naproxen API, drug substance containing naproxen API and drug product containing naproxen API.

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.3          In addition, no later than sixty (60) days after the Effective Date and for no additional consideration other than reimbursement of Zyla’s out-of-pocket expenses incurred to effect the following, Zyla shall deliver to iCeutica Inc. the following to the extent owned by Zyla or any of its Affiliates and in the possession or control of it or any of its Affiliates or any of their respective vendors and solely associated with naproxen:

(a)          a complete copy of all pre-clinical and clinical data (including raw data and final databases) and draft and final study reports for pre-clinical and clinical testing;

(b)          a complete copy of all chemistry, manufacturing and control data and reports including master batch records, batch records, certificates of analysis and analytical test methods;

(c)          a complete copy of correspondence with FDA and other regulatory authorities worldwide;

(d)          a complete copy of filings with FDA and other regulatory authorities worldwide including those in process after the Effective Date;

(e)          duly executed letters and documents to FDA to transfer ownership of IND # 103890;

(f)           to the extent requested by iCeutica Inc., naproxen API, drug substance containing naproxen API and drug product containing naproxen API;

(g)          duly executed assigments, in form and substance acceptable to iCeutica Inc., for patents and patent applications claiming naproxen, any formulation of naproxen or the manufacture or use of naproxen or a formulation thereof; and

(h)          duly executed assigments, in form and substance acceptable to iCeutica Inc., for product level (not “house marks” such as the name “Zyla”) trademarks and trademarks applications used with or intended to be used with naproxen.

2.3.         iCeutica acknowledges Zyla’s representation that as of the Effective Date (a) none of the materials set forth in paragraph 2.2(f) exist and (b) neither Zyla nor any of its Affiliates owns any of the patents, trademarks or applications therefor described in paragraphs 2.2(g) and (h).

3.            License Grant.

3.1          Grant to Zyla. iCeutica grants to Zyla a sole and exclusive (even as to iCeutica and iCeutica Inc.), world-wide, royalty-bearing right and license under the iCeutica IP to make, have made, use, sell, offer to sell and import Licensed Products. Further, iCeutica grants to Zyla a non-exclusive, worldwide license to use the Marks for the Licensed Products and in related promotional materials and literature. iCeutica retains all other rights to the iCeutica IP and has no obligations thereto to Zyla except as set forth in this Agreement.

3.2          Grant to Third Party IP. Effective upon written request by Zyla, iCeutica grants to Zyla an exclusive (if possible; otherwise, non-exclusive), world-wide, royalty-bearing right and license under the applicable Third Party IP to develop, make, have made, use, sell, offer to sell and import Licensed Products only.

3.3          Sublicenses. Zyla may grant Sublicenses, consistent with the applicable terms and conditions of this Agreement. Each Sublicense shall incorporate the substance of paragraphs 4.1(a), 6, 10, 11 and 12, mutatis mutandis.

3.4          No Assignment of Commercial Ready Grant IP. For the avoidance of doubt, the Parties acknowledge that nothing in this Agreement constitutes an assignment of the Commercial Ready Grant IP.

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.            Cooperation and Sublicensing Activity.

4.1          Diligence.  Zyla will use commercially reasonable diligence to commercialize, market and sell Licensed Products in the United States, itself and/or through Affiliates or Sublicensees, subject to Force Majeure.  Within thirty (30) days after the end of each calendar year, Zyla will provide iCeutica with a detailed written commercialization plan for each Licensed Product. If Zyla does not exercise commercially reasonable diligence as to any of the Licensed Products pursuant to the first sentence of this paragraph 4.1, Zyla and iCeutica will, if requested by iCeutica, negotiate reasonable terms (considering Zyla’s investment in the compound following the grant of the license to that Licensed Product by iCeutica, and the Licensed Product’s stage of development), to return all rights to that Licensed Product to iCeutica.

4.2          Cooperation.

(a)          iCeutica will make available to Zyla from time-to-time or as requested, all information and materials in its possession, including Confidential Information (but excluding confidential information of third persons that iCeutica is not permitted to disclose), that is necessary or desirable to enable Zyla to test and commercially sell Licensed Products.

(b)          Each Party shall designate a coordinator through whom all communications and cooperation for the purposes of this Agreement shall be channeled.

(c)          iCeutica will notify Zyla from time-to-time in a timely manner of any applicable Third Party IP, related test results and associated Third Party Payments, which Zyla may elect to use, but is not obligated to use. If Zyla elects to use Third Party IP, iCeutica and Zyla will negotiate with each other in good faith the share of Third Party Payments (such as up front, milestone and minimum payments, but any royalties based on units sold or revenues of Zyla or its Sublicensees will be paid in full by Zyla or its Sublicensees) for which Zyla will be responsible and all other terms of an agreement allowing Zyla to use the Third Party IP, to the extent permitted by agreement governing the rights of iCeutica to the Third Party IP.

5.            Payments.

5.1          Annual License Fee.

(a)          Effective on January 1, 2020, in consideration of the rights granted under this Agreement, Zyla will pay iCeutica Inc. an annual license fee [****] (the “Annual License Fee”).  For calendar year 2020, Zyla will pay the Annual License Fee in equal quarterly installments of [****] each no later than ten business days after the Effective Date, April 1, 2020, July 1, 2020 and October 1, 2020, provided that iCeutica shall invoice Zyla for each such installment no later than ten business days in advance of the scheduled payment date.  For calendar year 2021, Zyla will pay the Annual License Fee in equal quarterly installments of [****] each no later than January 1, 2021, April 1, 2021, July 1, 2021 and October 1, 2021, provided that iCeutica shall invoice Zyla for each such installment no later than ten business days in advance of the scheduled payment date.  For calendar years 2022 and thereafter, Zyla will pay iCeutica Inc. the Annual License Fee no later than January 1 of each year, provided that iCeutica shall invoice Zyla for the Annual License Fee no later than ten business days in advance of the scheduled payment date.

(b)          If this Agreement is terminated on a Selected Compound-by-Selected Compound basis:

(i) with respect to the Annual License Fee paid for the year in which the Selected Compound is terminated, iCeutica Inc. will issue credit(s) to Zyla against any and all amounts payable to iCeutica under this Agreement in the amount of the ex-US patent costs and expenses that iCeutica incurs after the effective date of such termination through the end of such calendar year that are specific to the Selected Compound that

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

is terminated, with such credits to be issued on a monthly basis within fourteen (14) days of the end of each month.  Such credits are capped, in the aggregate, in an amount equal to the Annual License Fee actually paid to iCeutica Inc. for such calendar year.  For purposes of example, if Zyla terminates a Selected Compound effective on June 30 in a particular year, and the ex-US patent costs and expenses incurred by iCeutica for such terminated Selected Compound in each subsequent month of that year are $10,000, then iCeutica Inc. would issue a credit to Zyla in the amount of $10,000 for each month within fourteen (14) days after the end of each such month.  iCeutica Inc. will provide written statements, with supporting documentation from its patent counsel, of such costs and expenses on a monthly basis.  If such termination occurs in calendar years 2020 or 2021, then, without limiting the preceding sentence, Zyla may apply such credit(s) to any quarterly payments of the Annual License Fee that have not then been paid to iCeutica Inc. in such calendar year; and

(ii) all subsequent Annual License Fee amounts payable will be reduced (but not below zero) by the amount of the ex-US patent expenses that iCeutica incurs in each calendar year that are specific to the Selected Compound that is terminated.

In the case of clause (ii) above, the reduction in each calendar year shall initially be based on iCeutica’s good faith estimate of the costs and expenses it expects to incur in such calendar year to prepare, prosecute and maintain the terminated Selected Compound-specific patent applications and patents outside of the United States during such calendar year.  In such case, not later than thirty (30) days prior to the beginning of each calendar year, iCeutica Inc. shall provide to Zyla a written statement, with supporting documentation from its patent counsel, identifying such estimated costs and expenses.  In addition, on a monthly basis, iCeutica Inc. will provide a written statement, with supporting documentation from its patent counsel, of the actual amount of such costs and expenses incurred.  Within forty-five (45) days after the end of such calendar year, iCeutica Inc. shall provide Zyla with a written report of the actual amount of the costs and expenses that iCeutica incurred to prepare, prosecute and maintain the terminated Selected Compound-specific patent applications and patents outside of the United States for such calendar year.  If such actual amount exceeds the estimated amount for such calendar year, then iCeutica Inc. shall, at the same time it delivers such written report, refund to Zyla an amount equal to the difference between the actual amount and estimated amount.  If such actual amount is less than the estimated amount for such calendar year, then within ten (10) days after the date on which Zyla receives such report, Zyla shall pay to iCeutica  Inc. an amount equal to the difference between the estimated amount and the actual amount, provided that in no event will the sum of such payment plus the Annual License Fee paid for such calendar year be more than the Annual License Fee specified in paragraph 5.1(a).

iCeutica shall permit an independent, certified public accountant appointed and paid by Zyla and reasonably acceptable to iCeutica Inc. to examine and make copies of applicable records and other documents of iCeutica no more often than once per calendar year during regular business hours and upon two (2) weeks’ notice for the purpose of verifying the statements and documentation required to be provided by iCeutica under this paragraph 5.1.  The results of each examination shall be made available to iCeutica and Zyla, and shall be considered Confidential Information of iCeutica.

5.2          Royalties. In consideration of the license grants of paragraphs 3.1 and 3.3, Zyla shall pay to iCeutica Inc. a royalty equal to (a) [****], and (b) [****] in such calendar year.

5.3          Combination Products. Net Sales for each Combination Product shall be determined as follows:

(a)          If all active ingredients have separate, established market prices, Net Sales of the Combination Product shall be multiplied by a fraction, the numerator of which is the established market price for the

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Licensed Product(s) in the Combination Product and the denominator of which is the sum of the established market prices for the Licensed Product(s) and the other active ingredients; or

(b)          When market prices for the other active ingredients are not established, Net Sales of the Combination Product shall be multiplied by a fraction, the numerator of which is the established market price for the Licensed Product alone and the denominator of which is the established market price for the Combination Product.

5.4          Royalty Stacking. If Zyla, its Affiliates or Sublicensees enter licenses or sublicenses for one or more technologies from third parties or from iCeutica in order to develop and market Licensed Products, the royalty payments due to iCeutica under paragraph 5.2 shall be reduced by [****]; provided that in no event shall the royalty payments due to iCeutica be reduced [****] otherwise due under paragraph 5.2. The foregoing calculations and deductions shall be made on a Licensed Product-by-Licensed Product basis.

5.5          Sublicense Revenues and Sublicensee Net Sales. As to each payment received from a Sublicensee, Zyla shall pay iCeutica Inc. the lesser of [****].

5.6          Payment of Third Party Payments. Zyla shall pay iCeutica Inc. or iCeutica, as directed for any applicable Third Party Payments on a Dollar-for-Dollar basis, taking into account any withholding, Goods and Services Tax or other taxes payable by iCeutica on such Third Party Payments, such that iCeutica shall not be out-of-pocket after the remittance to the applicable licensor.

5.7          Payment Terms.

(a)          [****].

(b)          Amounts due under paragraphs 5.2, 5.3, 5.4, 5.5 and 5.6 are payable quarterly, within sixty (60) days after each calendar quarter.

(c)          All payments shall be transmitted to iCeutica Inc. or iCeutica, as appropriate, by wire transfer of immediately available funds to a bank account or accounts specified in writing by iCeutica.

(d)          If any amount due to iCeutica Inc. or iCeutica is collected in a currency other than Dollars, the amount shall be converted into Dollars at the applicable exchange rate published in The Wall Street Journal, Eastern edition, on the last business day of the calendar quarter in which the collection was made.

5.8          Tax Withholding. If Zyla is required by the laws of any country to withhold any tax with respect to any payment to iCeutica Inc. or iCeutica, as appropriate, the tax will be deducted and paid to the taxing authority. Zyla will notify and promptly furnish iCeutica Inc. or iCeutica, as appropriate, with original receipts of any tax certificate or other available documentation evidencing the tax withheld. Zyla will use commercially reasonable efforts to minimize any withholding.

6.            Reports and Records.

6.1          Royalty Reports. Each royalty payment under paragraphs 5.2, 5.3, 5.4, 5.5 and 5.6 shall be accompanied by a detailed royalty report, specifying the computation of royalties payable and certified to be correct by the Chief Financial Officer of Zyla.

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.2          Books and Records. Zyla shall keep accurate books of account adequate to show amounts payable under this Agreement and the performance of Zyla’s other obligations hereunder for three (3) years after each applicable year.

6.3          Sublicenses. Zyla shall provide iCeutica Inc. with a copy of each Sublicense promptly after its execution. The Sublicense shall be deemed Confidential Information of Zyla.

6.4          Audit Request. Zyla shall permit an independent, certified public accountant appointed and paid by iCeutica Inc. and reasonably acceptable to Zyla to examine and make copies of applicable records and other documents of Zyla and its Sublicensees no more often than once per calendar year during regular business hours and upon two (2) weeks’ notice for the purpose of verifying amounts and reports due from, and obligations to be performed by, each of them. The results of each examination shall be made available to iCeutica Inc. and Zyla, and shall be considered Confidential Information. Should the audit discover an underpayment equal to the greater of five percent (5%) or Twenty Five Thousand Dollars ($25,000), Zyla shall pay the cost of the audit.

6.5          Late Charge. All overdue payments will be paid promptly with a late charge of two percent (2%) per annum above the prime rate of J.P.  Morgan Chase Manhattan Bank, N.A., as reported in The Wall Street Journal, Eastern edition, on the last business day of the calendar quarter in which each payment was to be made. Interest shall be calculated from the last day on which the payment was payable. Any portion of such payments that are being contested in good faith shall not be considered overdue.

7.            Intellectual Property Maintenance.

7.1          Prosecution and Maintenance of Patent Rights. iCeutica shall file, prosecute and maintain the Patent Rights and pay all fees and expenses therefor; provided that iCeutica has full discretion to cease the prosecution and/or maintenance of the Patent Rights in jurisdictions other than U.S., Brazil and Canada.  If iCeutica intends to cease the prosecution and/or maintenance of any U.S. or Canadian patent application or patent of Patent Rights in a manner which will result in a forfeiture of rights, it shall notify Zyla and, if requested by Zyla and for so long as Zyla pays one-half (½) of the applicable fees and expenses, iCeutica will continue to prosecute and maintain the applicable Patent Rights.  iCeutica shall give Zyla at least ten (10) business days prior written notice before cease the prosecution or maintenance of patent applications or patents within the Patent Rights.

7.2          No Inventions. The Parties acknowledge that no Inventions are expected to arise in connection with this Agreement.

7.3          Maintenance and Standards for use of the Marks. iCeutica shall file, prosecute and maintain the Marks and pay all fees and expenses therefor. iCeutica shall undertake best efforts to maintain all trademark registrations for the Marks provided the Marks are still in use. Zyla will comply with all quality control standards supplied by iCeutica. Upon request by iCeutica, Zyla will provide iCeutica with samples of any goods or materials bearing the Marks. Zyla shall make reasonable use of the ® symbol in connection with the Marks. Zyla acknowledges that use of the Marks by Zyla shall inure solely to the benefit of iCeutica.

7.4          Publications. Zyla will provide iCeutica with a copy of each publication relating to iCeutica Technology at least forty five (45) days before the publication date, to provide an opportunity for iCeutica to file patent applications before the publication date. Zyla will also delete from the proposed publications any Confidential Information, as reasonably requested by iCeutica.

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.5          Data, Reports and SOPs etc. Zyla will provide iCeutica upon request with a copy of any data, report, standard operating procedure, validation procedure, IND submission, animal or clinical trial report or other information (“Information”) relating to any Selected Compounds which is developed utilizing the iCeutica  Technology.  iCeutica shall be entitled to use such Information and shall have a license to such Information for its own regulatory, marketing or other related purposes.

8.            Infringement.

8.1          Notices. Each Party shall inform the other promptly of any third party infringement of the Marks, Patent Rights or Third Party IP or misappropriation of Confidential Information of which it has knowledge.

8.2          Enforcement. If and to the extent that any iCeutica IP is infringed or misappropriated by any third party products which compete with any Licensed Products:

(a)          iCeutica shall have the right, but not the obligation, at iCeutica’s expense, to bring suit for infringement or misappropriation, as applicable, of the iCeutica IP and may join Zyla as a co-plaintiff, subject to reimbursement of reasonable fees and expenses for counsel; and

(b)          Zyla shall have the right (but not the obligation), exercised within sixty (60) days after notice prior to filing of the complaint, to share equally with iCeutica the legal fees and expenses of the suit; or

(c)          If iCeutica does not initiate a suit for infringement or misappropriation of iCeutica IP, as applicable, within twenty (20) days after notice from Zyla (the notice shall include detailed claim charts or other reasonable evidence of infringement or misappropriation and competitive information demonstrating a adverse competitive impact of the infringement or misappropriation on sales of Licensed Products) Zyla shall have the right to initiate the suit at Zyla’s expense, and may join iCeutica as a co-plaintiff.

8.3          Declaratory Judgment Suits. If a declaratory judgment suit is brought against Zyla, alleging invalidity, unenforceability, or non-infringement of any patents of the iCeutica IP, Zyla shall provide prompt notice thereof to iCeutica; and iCeutica, shall have the right, but not the obligation, within thirty (30) days after notice, to assume the defense of the suit at iCeutica’s expense.

8.4          Recoveries. Any amounts received as awards or in license or settlement agreements entered into pursuant to any claim or suit under paragraph 8.2 and allocable to Licensed Products shall be distributed as follows:

(a)          First, to reimburse the Parties, pro rata, for their out-of-pocket legal fees and expenses incurred in connection with the claim or suit; and

(b)          The balance shall be paid:

(i)           Fifty-fifty (50-50) if the Parties shared equally the costs of the suit; and otherwise

(ii)          Ninety percent (90%) to the Party paying for the suit and ten percent (10%) to the other.

Payments shall be made within thirty (30) days after funds are received and shall be accompanied by a report detailing the computation of the payments.

9.            iCeutica Representations and Warranties; Changed Circumstances.

9.1          iCeutica and iCeutica Inc. each represents and warrants to Zyla as of the Effective Date that:

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a)          Right and Power. It has the right and power to enter into and perform this Agreement in accordance with its terms, and is not now and will not become party to an agreement in derogation of iCeutica’s obligations to Zyla in this Agreement.

(b)          Ownership. iCeutica owns all right, title and interest in and to the iCeutica IP, free and clear of liens, security interests, charges and other encumbrances. No Patent Right has been abandoned.

(c)          No Conflicting License. iCeutica has not granted any license or covenant not to sue that conflicts with the rights granted under this Agreement.

(d)          No Infringements. To the best of its knowledge, with no investigation having been made or required to be made, Zyla’s practice of the iCeutica IP will not infringe any patent or other right of any third party.

(e)          IP Payments. iCeutica has paid all patent and trademark maintenance fees for the iCeutica IP.

(f)           No Other Warranties. Except as set forth in paragraphs 9.1(a) to 9.1(e), iCeutica makes no other representations or warranties whatsoever, and there is no warranty of merchantability or fitness for a particular purpose.

(g)          Changed Circumstances. iCeutica shall notify Zyla promptly of any changed circumstances with respect to paragraphs 9.1(a), 9.1(b), and 9.1(c).

10.          Zyla Representations and Warranties.

10.1        Zyla represents and warrants to iCeutica as of the Effective Date that:

(a)          Right and Power. It has the right and power to enter into and perform this agreement in accordance with its terms.

(b)          Ownership. It or its Sublicensees own all right, title, and interest in and to the TIVORBEX®, VIVLODEX® and ZORVOLEX® brand names.

11.          Indemnification; Insurance.

11.1        Zyla Indemnity. Zyla shall indemnify, defend, and hold harmless iCeutica and iCeutica Inc. and each of their Affiliates, officers, directors, employees, agents, successors, and assigns (the “iCeutica Indemnitees”) against any claim, demand, liability or expense (including reasonable attorneys’ fees and expenses, whether incurred as the result of a third party claim or a claim to enforce this provision) incurred by or imposed upon any of the iCeutica Indemnitees in connection with any third party claims, suits, or judgments arising out of any theory of liability (including tort, warranty, or strict liability suits or claims and whether or not such suit or claim has a factual basis) concerning any Licensed Product (collectively, “Claims”), except to the extent that the damages claimed were caused by iCeutica Indemnitees.

11.2        iCeutica Indemnity. iCeutica shall indemnify, defend, and hold harmless Zyla and its Affiliates, officers, directors, employees, agents, successors, and assigns (the “Zyla Indemnitees”), against any claim, demand, liability or expense (including reasonable attorneys’ fees and expenses, whether incurred as the result of a third party claim or a claim to enforce this provision) incurred by or imposed upon any of the Zyla Indemnitees in connection with any third party claims, suits, or judgments arising out of any theory of liability (including tort, warranty, or strict liability suits or claims and whether or not such suit or claim has a factual basis) with respect to any breach of any representation or warranty set forth in paragraph 9.

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11.3        Procedure. The iCeutica Indemnitees or the Zyla Indemnitees, as applicable, shall provide the indemnitor with prompt written notice of each Claim for which indemnification is sought. The indemnitor, at its expense, shall defend any such Claim. The Indemnitees shall cooperate fully in such defense and permit the indemnitor to conduct and control the defense and the disposition of the Claim (including all decisions relative to appeal, and settlement); provided,  however, that any Indemnitee shall have the right to retain its own counsel, at the Indemnitee’s expense. The indemnitor shall keep the other Party informed of the progress in the defense and disposition of any Claim and shall consult with the other Party with regard to any proposed settlement. The indemnitor shall obtain the written consent, which shall not unreasonably be withheld, of the other Party to any settlement which would adversely affect the other party.

11.4        Insurance.

(a)          Zyla and each Sublicensee shall maintain in full force and effect at all times from the Effective Date for the term of this Agreement and four (4) years thereafter with a reputable commercial insurance carrier, commercial general liability insurance of a type as may be necessary to protect their interests and fulfill its obligations under this Agreement, including without limitation contractual liability insurance, covering the marketing, sale, distribution, use and performance of products sold by Zyla containing the Licensed Compounds in an amount of at least Ten Million Dollars ($10,000,000) per occurrence and Twenty Million Dollars ($20,000,000) in the aggregate.

(b)          The insurance of subparagraph 11.4(a): (A) shall be issued by an insurer licensed to practice in Delaware and otherwise in the countries in which Zyla undertakes activities in connection with the exercise of its rights, or an insurer pre-approved by iCeutica, such approval not to be unreasonably withheld; (B) shall be endorsed to include product liability coverage; and (C) shall require thirty (30) days’ written notice to iCeutica before any cancellation or material change.

(c)          Zyla shall, upon request, provide iCeutica with a copy of the Certificate of Insurance and the underlying policy(ies) evidencing compliance with this paragraph 11.4.

12.          Confidential Information.

12.1        During the term of this Agreement and for three (3) years thereafter, each Receiver will:

(a)          use commercially reasonable efforts, but no less than the protection given to its own confidential information, to maintain in confidence all Confidential Information, including without limitation the financial terms of this Agreement; and

(b)          disclose Confidential Information only:

(i)           to the Receiver’s employees, consultants and legal, financial and business advisors who reasonably need to know such information for the Receiver to perform its obligations or otherwise conduct its activities hereunder; or

(ii)          as required by court order, statute, governmental regulation or securities exchange rule, upon at least five (5) days prior notice to the Discloser.

13.          Termination.

13.1        Duration of this Agreement. Unless terminated pursuant to paragraph 13.2, 13.3 or 13.4, the term of this Agreement shall continue on a country-by-country basis until expiration of the last-to-expire of the Patent

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Rights in that country and, if there is no granted iCeutica patent in any country, for twenty (20) years from the date of the first commercial introduction of a Licensed Product for that country.

13.2        Termination by iCeutica. iCeutica may terminate this Agreement if Zyla breaches any material provision (other than the payment obligations contained in paragraphs 5.2, 5.3, 5.4, 5.5 or 5.6 for which iCeutica’s sole remedy shall be the pursuit of monetary damages) of this Agreement and has not cured the breach within ninety (90) days after notice from iCeutica specifying the nature of the breach in reasonable detail; provided,  however, that (i) a breach of a Sublicense by a Sublicensee shall not be deemed to be a breach of this Agreement, and (ii) the cure period for a breach of paragraph 5.1 shall be fifteen (15) business days after notice of such breach from iCeutica.  iCeutica also may terminate this Agreement (a) immediately on written notice if Zyla does not execute and deliver to iCeutica the Settlement Agreement and Release contemplated to be signed and delivered at the same time as this Agreement (the “Settlement Agreement”) and (b) as provided in Section 3(c) of the Settlement Agreement.

13.3        Termination by Zyla for Breach. Zyla may terminate this Agreement if iCeutica breaches any material provision of this Agreement and has not cured the breach within ninety (90) days after notice from Zyla specifying the nature of the breach in reasonable detail.

13.4        Termination by Zyla for Convenience.  Zyla may terminate this Agreement, in its entirety or on a Selected Compound-by-Selected Compound basis, for any reason on thirty (30) days’ written notice to iCeutica.

13.5        Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by iCeutica are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States. The Parties agree that Zyla, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against iCeutica under the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States, Zyla shall be entitled to a complete duplicate of (or complete access to, as appropriate) any iCeutica IP, which, if not already in Zyla’s possession, shall be promptly delivered to it upon Zyla’s written request therefor. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

13.6        Effects of Termination.

(a)          Nothing herein will release any Party from any obligation that matured prior to the effective date of any termination of this Agreement. Subject to the foregoing, paragraphs 6, 8 (as to litigation then in process), 10.1(b), 11, 15 and 16 will survive termination of this Agreement.

(b)          Zyla may, after termination, sell all Licensed Products then in inventory or work-in-process.

(c)          All Sublicenses shall remain in full force and effect after termination of this Agreement for any reason; and the Sublicensee shall pay directly to iCeutica all post-termination payments that Zyla would otherwise have been obligated to make hereunder.

(d)          For the avoidance of doubt, if Zyla terminates this Agreement in its entirety pursuant to paragraph 13.4, Zyla shall remain responsible for all payment and other obligations that accrued prior to the effective

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date of termination but will not be responsible for payments or obligations that would have accrued after the effective date of termination, including the Annual License Fee for any period after termination.

13.7        Return of Information. Upon termination of this Agreement, each Receiver will return all applicable Confidential Information supplied to Receiver, except that Receiver’s counsel may keep one archival copy.

14.          General Compliance with Laws.

14.1        Compliance with Laws. iCeutica shall comply with all local, state, federal, and international laws and regulations relating to its performance under this Agreement, including but not limited to the development, manufacture, use, and sale of any Licensed Product, including export control laws. Without limiting the generality of this paragraph, Zyla shall be responsible for the preparation and submission of all applications relating to any required regulatory approval of any Licensed Product, whether by the FDA or other regulatory body.

14.2        Marking. Zyla shall mark the packaging and/or product inserts for all Licensed Products with the number of each applicable patent of the Patent Rights. Zyla shall provide iCeutica with written notice of compliance with this paragraph by December 31 of each year.

15.          Governing Laws; Venue; Severability.

15.1        Delaware Law. This validity and interpretation of this Agreement shall be governed by Delaware law, without regard to conflicts of laws principles.

15.2        Consent to Service. Each Party consents to service of process by prepaid next- business-day delivery service at its last known address identified by proper notice.

15.3        Severability. If any provision of this Agreement is held invalid, unenforceable, void or unconscionable, that provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement and such provision shall remain in full force and effect.

16.          Miscellaneous.

16.1        Negotiation of Disputes. If any dispute arises under or related to this Agreement, senior executives of the Parties, with decision-making authority, will meet in Philadelphia, PA within ten (10) days after notice and enter into good faith negotiations, for a period not to exceed twenty (20) days, aimed at resolving the dispute.

16.2        Notices. Any notices or other communications required or permitted by this Agreement shall be in writing and delivered (i) personally, or (ii) sent by prepaid express courier service, signature requested. Notices shall be effective upon receipt. Notices shall be sent to the addresses of the Parties specified on the first page of this Agreement or such other address as given by proper notice.

16.3        Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to its subject matter, and supersedes all previous agreements and understandings, written or oral, express or implied, including all provisions of the Original License Agreement. This Agreement may only be amended by a writing signed by the Parties.

16.4        Successors and Assigns. This Agreement is binding upon the Parties and their successors and permitted assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other, except that:

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(a)          iCeutica may assign its rights to receive payments hereunder and may pledge its IP, subject to the rights granted to Zyla in this Agreement;

(b)          Zyla may assign its rights and obligations hereunder to an Affiliate, with written notice thereof to iCeutica Inc.; provided,  however, that in the event of an assignment under this paragraph (b), notices shall be delivered pursuant to paragraph 16.2 hereof and the assignee and the assignor shall be jointly and severally liable for all of Zyla’s obligations under this Agreement;

(c)          Zyla may assign all or a portion of its rights to one or more particular Licensed Products to an acquirer of all or substantially all of Zyla’s assets and IP relating to such Licensed Product, in which even the successor and iCeutica shall enter into an agreement as to the particular Licensed Product, substantially the same as this Agreement, mutatis mutandis; and

(d)          Zyla or iCeutica may assign all of its rights to a successor by (A) merger, (B) acquisition of all or substantially all of the shares, members’ interests or other indicia of ownership of a Party, (C) as to Zyla, purchase of all or substantially all of Zyla’s assets relating to Selected Compounds or (D) as to iCeutica, purchase of all or substantially all of iCeutica’s assets relating to iCeutica Technology.

16.5        Counterparts. This Agreement may be signed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signed signature pages may be exchanges by fax or e- mail and shall complete this Agreement, and shall be followed by the exchange of paper copies of the signed documents.

16.6        Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

[Signature page follows]

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

In witness whereof, the Parties have executed this Agreement by their duly authorized representatives.

iCeutica Inc.

By:	/s/ Satya Bhamidipati

Name:	Satya Bhamidipati

Title:	COO

iCeutica Pty Ltd.

By:	/s/ Matt Callahan

Name:	Matt Callahan

Title:	Director

Zyla Life Science US Inc.

By:	/s/ Mark Strobeck

Name:	Mark Strobeck

Title:	EVP and COO

[****] Information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

[****] (19 Pages Redacted)